FIRST AMENDED AND RESTATED EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT FOR RECTOGESIC®

Between

STRAKAN INTERNATIONAL LIMITED

And

Cellegy Pharmaceuticals, Inc.

Confidential

[*]	designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

1

FIRST AMENDED AND RESTATED
EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS FIRST AMENDED AND RESTATED EXCLUSIVE LICENSE AND DISTRIBUTION LICENSE AGREEMENT (this "Agreement") is made and entered into as of November 9, 2005 (the “Agreement Date”), by and between Cellegy Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 1800 Byberry Road, Building 13, Huntingdon Valley, PA, 19006-3525 USA ("Cellegy"), and Strakan International Limited, a company organized and existing under the laws of Bermuda with a branch office at Buckholm Mill, Galashiels, TD1 2HB, UK ("Licensee”").

BACKGROUND

A.    Cellegy owns or possesses certain intellectual property rights with respect to the Licensed Product (as hereinafter defined) and certain rights pertaining to Cellegy’s Marks (as hereinafter defined).

B.    The Parties previously entered into an Exclusive License and Distribution Agreement (“Prior Agreement”) dated as of July 9, 2004 (the “Prior Agreement Date”), pursuant to which Licensee obtained an exclusive license to certain rights to the Licensed Product under such intellectual property rights, and to Cellegy’s Marks within the Territory (as hereinafter defined).

C.    The Parties desire to amend the Prior Agreement in various respects, as reflected in this Agreement.

AGREEMENT

Commencing with the Agreement Date, this Agreement shall amend, restate and supersede in its entirety the Prior Agreement. In consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties (as hereinafter defined) mutually agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

  “Affiliates” shall mean, with respect to any party, any person, which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term control (including with correlative meanings, the terms controlled by and under common control with) means having the power, whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

(i)	exercise or control the right to vote attached to 50% or more of the issued shares in the party;

(ii)	dispose of or exercise a right of disposal in respect of 50% or more of the issued voting shares in the party;

(iii)	appoint one half or more of the number of directors to the board of the party; or

(iv)	determine substantially the conduct of the party’s business activities.

“Agreement” means this First Amended and Restated Exclusive License and Distribution Agreement.

“Approvals” are registration approvals, registrations or authorizations provided by the Relevant Regulatory Authority in the Territory for the importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product, but excluding any pricing approvals that may be required by any Relevant Regulatory Authority of a country within the Territory.

“Cellegy Information” means the technical and clinical information concerning the Licensed Product that is developed by Cellegy and that is included in the new drug application filed with the Relevant Regulatory Authority in the United Kingdom, and Cellegy’s European common technical document format, and which may include, without limitation, data in support of indications, bioequivalency data and information, clinical data, pharmaco-toxicological data, analytical methods, stability and pharmaceutical data concerning the Licensed Product, and any other of Cellegy’s related supporting documentation or other information or materials of Cellegy in Cellegy’s possession from time to time that Cellegy may in its discretion from time to time develop before the date that all required Approvals are obtained and that may be necessary for, or useful in connection with obtaining and maintaining Approvals for the Licensed Product in the Territory.

“Cellegy Marks” means the trademarks, service marks and/or trade names owned by Cellegy or that Cellegy has the right to use in connection with the Licensed Product as set forth on Exhibit C hereto and as further described in Section 13.1, that are used by Licensee, its Affiliates or Sublicensees in connection with the importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product.

“Cellegy Patents” means the patents identified on Exhibit B hereto.

“Cellegy Supply Agreement” means the supply agreement between Cellegy and Manufacturer governing the supply of the Licensed Product to Cellegy or Cellegy’s nominees or licensees outside the Territory and incorporating the terms and conditions of a relevant Technical Agreement.

“Commercially Reasonable and Diligent Efforts” shall mean with respect to Development and commercialization of the Licensed Product, a Party’s reasonable efforts no less than those efforts used by the Party in its other development, commercialization or marketing projects with other technologies and products having comparable commercial potential.

“Competing Licensed Products” has the meaning set forth in Section 2.4.

“Development” (including variations such as “Develop” and the like) shall mean all appropriate measures, steps and the like that are necessary to prepare and compile dossiers appropriate for obtaining Approvals for the Licensed Product in the Territory and conducting clinical trials in the Territory (if required). As it relates to Cellegy, “Development” shall mean that Cellegy shall provide Licensee a copy of the dossier concerning the Licensed Product filed by Cellegy with the Relevant Regulatory Authority in the United Kingdom, and such other materials relating thereto or to obtaining other Approvals for the Licensed Product in the Territory as Cellegy may in its discretion from time to time develop before the date that all required Approvals are obtained.

“Dollars” or “$” means United States dollars.

“Prior Agreement Date” means the date set forth at the beginning of the Prior Agreement.

“Euros” or “€” shall mean currency denominated in Euros.

“Field” shall mean the use of the Licensed Product for the treatment of the pain associated with chronic anal fissure, for the treatment of one (1) or more of the symptoms associated with or related to hemorrhoids, and for any other additional therapeutic and medicinal uses of the Licensed Product within the Territory.

  “GMP” means good manufacturing practices in conformity with the regulations and regulatory interpretations of the Relevant Regulatory Authorities in each country in the Territory, including without limitation EU cGMP such regulations covering good manufacturing practices set forth in the relevant legislation or guidelines and applicable to the Territory, as such regulations may be amended and interpreted by the Relevant Regulatory Authorities from time to time.

“Initial Indication” means the treatment of the pain associated with chronic anal fissure.

“Intellectual Property Rights” means all rights and interests, vested or arising out of any industrial or intellectual property, whether protected at common law or under statute, which includes (without limitation) the Patent Rights, Cellegy Marks and Know-How and any rights and interests in inventions (both patentable and unpatentable), patents, copyrights, moral rights, designs (whether registered or unregistered), trade marks (whether registered or unregistered), trade secrets, goodwill, samples, materials, data, results and Confidential Information.

“Know-How” means all data, information, methods, procedures, processes and materials, which is or comes to be possessed, acquired, licensed or owned by Cellegy as of the Prior Agreement Date and from time to time thereafter, to the extent that such data, information, methods, procedures, processes and materials specifically relate to the manufacture, development, testing or use of the Licensed Product, including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data (other than such Know-How which is the subject of a patent or of a provisional or filed patent application), and for which Cellegy has the right to license, disclose or provide to Licensee.

“Launch Date” means following Approval the date upon which the Licensed Product is first commercially offered for sale in a country in the Territory, determined on a country by country basis.

“Licensed Product” means the pharmaceutical product known as Rectogesic® ointment,  a nitroglycerin ointment in any formulations or presentations for the treatment of pain associated with chronic anal fissure and, if Approvals are obtained, for the treatment of one or more additional indications.

“Licensee Supply Agreement” means the supply agreement between Licensee and Manufacturer governing the supply of the Licensed Product to Licensee by Manufacturer for the Territory and incorporating the terms and conditions of a relevant Technical Agreement.

“Loss” means any and all loss, liability, damage, fee, cost, (including without limitation actual reasonable court costs and reasonable attorneys’ fees regardless of outcome) expense, suit, claim, demand, judgment and prosecution.

“Major European Countries” shall mean France, Germany, Italy, Spain and the United Kingdom.

“Manufacturer” means the existing Third Party manufacturer of the Licensed Product or any other manufacturer that may in the future enter into a Cellegy Supply Agreement or a Licensee Supply Agreement.

“Marketing Authorization” means any approval (including any applicable pricing and governmental reimbursement approvals) in Licensee’s name required to Develop, market and sell the Licensed Product in a particular country in the Territory.
“M.R.P” means the mutual recognition procedure as defined in Article 28 of European Directive 2001/83/EC.

“Net Sales” means the gross proceeds from sales of the Licensed Product that is due, or otherwise received by, Licensee, or its Affiliates or its Sublicensees from Third Party customers for such Licensed Product, less:

(i)	reasonable credited allowances actually granted to such Third Party customers for spoiled, damaged, rejected, recalled, outdated or returned Licensed Product,

(ii)	the amounts of reasonable trade and cash discounts actually allowed, to the extent such trade and cash discounts are specifically allowed on account of the purchase of such Licensed Product,

(iii)
sales taxes, excise taxes, use taxes and import/export duties and any other government charges (other than taxes on income) actually due or incurred or paid by Licensee, or its Affiliates or Sublicensees, in connection with the sales of the Licensed Product to any Third Party, and

(iv)	reasonable allowances, adjustments, reimbursements, discounts, chargebacks and rebates actually granted to Third Parties, including, but not limited to, rebates given to health care organizations or other Third Parties, and any bona fide payment made in respect of any sales of Licensed Product to any governmental or quasi-governmental body or agency, whether during the actual Sales Period or not.

“Party” means Cellegy or Licensee, and Parties shall mean both Cellegy and Licensee.

“Patent Rights” means (i) the patents and patent applications listed in Exhibit B hereto and any patents and patent applications existing as of the Prior Agreement Date; (ii) any patent or patent application hereafter which is acquired by Cellegy or under which Cellegy becomes licensed and with the right to sublicense to Licensee, during the term of this Agreement, in each case of (i) and (ii) above relating to the Licensed Product, its manufacture, use or sale, including methods of use and screening or processes that use the Licensed Product; (iii) any divisionals, continuations and continuations-in-part defined in (i) or (ii); (iv) any extension, renewal or reissue or patent identified in any reissue or re-examination of any patent or patent application identified in (i) through (iv), in each case, to the extent that such items relate to the Licensed Product. Such items set forth in sub-items (i) through (iv) will be identified and added by the Parties to Exhibit B from time to time during the term of this Agreement.

“Relevant Regulatory Authority”, in relation to a country or region in the Territory, means the governmental authority, regulating the use, importation, storage, Development, promotion, marketing, distribution or sale of therapeutic substances and the grant of Approvals in such country or region.

“Retained Information” means any and all books and records prepared and maintained by Cellegy now or in the future in connection with the Licensed Product, including, without limitation, in relation to any and all additional formulations, therapeutic and medicinal uses and further including, without limitation, all regulatory files (including correspondence with regulatory authorities), assays, test methods, batch records, analytical methods including validation protocol and the drug master file and stability studies in relation thereto in each case to the extent that Cellegy is permitted by law and under its agreements to provide such information to Licensee.

“Sublicensee” means any person to whom Licensee sublicenses the rights, or any portion thereof, granted by Cellegy to Licensee pursuant to Section 2.1 hereof.

“Technical Agreements” mean the agreements between Cellegy and Manufacturer for Product supplied outside the Territory, and between Strakan and Manufacturer for Licensed Product supplied within the Territory, defining the roles and responsibilities for the parties in relation to, inter alia, (i) manufacture and supply of the Licensed Product pursuant to GMP; and (ii) regarding regulatory, safety and pharmacovigilence issues, the terms and conditions of which are incorporated into any supply agreement for the Licensed Product.

“Territory” means the countries listed on Exhibit A hereto.

“Third Party” means any party other than Cellegy or Licensee, or Licensee’s Affiliates or Sublicensees.

ARTICLE 2
GRANT OF LICENSE

2.1    Grant. Cellegy grants to Licensee an exclusive fully paid up license, with a right to sublicense as set forth herein, under all of Cellegy’s Intellectual Property Rights to manufacture or have manufactured anywhere in the world, import, store, Develop, have Developed (through agreements with contract research organizations or similar Third Parties, performing work on behalf of and for the benefit of Licensee), promote, market, distribute, offer for sale, and sell the Licensed Product in the Field within the Territory, and to use Cellegy’s Intellectual Property Rights and the Retained Information in connection with the manufacturing, importation, storage, Development, promotion, marketing, distribution and sale of Licensed Product in the Field within the Territory and obtaining any Approvals hereunder. Licensee’s rights to the Licensed Product and the Intellectual Property Rights are limited to those expressly granted, and all others are reserved to Cellegy.

2.2    Right to sub-license. Licensee may freely sub-license any of its rights or obligations under this Agreement, directly or indirectly, in whole or in part. Any such sublicense shall not relieve Licensee of any of its obligations hereunder, and Licensee shall remain responsible and liable for compliance by any such Third Party, Affiliate or Sublicensee with this Agreement, all relevant laws, regulations and requirements relating to the manufacturing, importation, distribution, marketing, promotion and sale of the Licensed Product in the Territory, and any acts or omissions by any such Third Party, Affiliate or Sublicensee that would constitute a breach of this Agreement if such sublicense had not been entered into and the actions or omissions were those of Licensee rather than the Third Party, Affiliate or Sublicensee. Any sublicense agreement shall contain terms and conditions that are not inconsistent with those of this Agreement.

2.3    Acceptance of Appointment; Sales Outside Territory.

(a)    Licensee hereby accepts appointment as Cellegy's exclusive licensee of Licensed Product in the Territory, as provided in Section 2.1 above.

(b)    Licensee shall not, and Licensee shall use all Commercially Reasonable and Diligent Efforts to ensure that its officers, directors, employees, Affiliates, agents or representatives (collectively, "Agents") shall not, without the prior written consent of Cellegy, directly or indirectly promote, sell, distribute or otherwise make available (for remuneration or gratuitously) Licensed Product outside the Territory or sell, distribute or otherwise make available (for remuneration or gratuitously) Licensed Product to persons outside the Territory for the purpose of resale or distribution (whether for remuneration or gratuitously) outside the Territory. Without limiting the foregoing, Licensee agrees to use all Commercially Reasonable and Diligent Efforts to ensure compliance with the preceding sentence, including without limitation placing appropriate notices on the labels of Licensed Products; provided, however, that Licensee shall not be obligated to include any notices in a particular country in the Territory that would conflict with any relevant requirements of the Relevant Regulatory Authority for such country, and Licensee’s failure or refusal to include any such notices in such circumstances shall not constitute a breach of any provision of this Agreement.

2.4    Competing Products. Until June 30, 2007, or, if earlier, the maximum period of time permitted by applicable European Union regulations, Licensee shall not, and shall use all Commercially Reasonable and Diligent Efforts to ensure that its officers, directors, employees, Affiliates, Sublicensees, agents or representatives (collectively, "Agents") shall not, directly or indirectly, promote, sell or distribute products within the Major European Countries that are directly competitive in the treatment of anal fissures (the “Competing Licensed Products”). If applicable law or applicable European Union regulations provide that the foregoing covenant is unenforceable or require that the duration of the foregoing covenant be shorter than the term of this Agreement, then such provision shall be deemed automatically conformed in order to comply with applicable law or regulations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Cellegy. Cellegy hereby represents and warrants to Licensee that:

(a)    Cellegy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Cellegy. This Agreement has been duly executed and delivered by Cellegy and constitutes the valid, binding and enforceable obligation of Cellegy, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b)    Except as disclosed by Cellegy to Licensee in a writing prior to the Agreement Date specifically referencing this Section 3.1(b), Cellegy is not subject to, or bound by, any provision of: (i) its certificate of incorporation or by-laws, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Cellegy of this Agreement and the obligations contained herein, including without limitation, the grant to Licensee of the license described in Section 2.1 hereof.

(c)    Subject to the final sentence of this Section 3.1(c): (i) Cellegy is the exclusive owner of all right, title and interest in the Patent Rights in the applicable countries in the Territory; (ii) the patent applications included in the Patent Rights have been duly filed and contain no material errors; and (iii) Cellegy shall maintain all Patent Rights for the full duration of this Agreement or such earlier time, if any, as Licensee forecloses on the Patent Rights pursuant to Article 9. Attached hereto as Exhibit B is a complete and accurate list of all patents and patent applications included in the Patent Rights. Notwithstanding the foregoing, as Cellegy has disclosed in its filings with the Securities and Exchange Commission, the Board of Opposition of the European Patent Office rendered a verbal decision revoking Cellegy’s European patent relating to the Licensed Product; and although Cellegy has appealed this decision, Cellegy makes no representation or warranty regarding the outcome of the opposition and appeal process, the Cellegy Patent Rights may be held to be invalid or revoked, and any representation or warranty of Cellegy made herein regarding Cellegy Patent Rights is qualified in its entirety by the foregoing matters.

(d)    Cellegy is the exclusive owner of all right, title and interest in the Cellegy Marks in the Territory. Cellegy shall maintain at its sole expense where applicable all Cellegy Marks for the full duration of this Agreement or such earlier time, if any, as Licensee forecloses on the Cellegy Marks pursuant to Article 9. Attached hereto as Exhibit C is a complete and accurate list of all trade marks and trade mark applications included in the Cellegy Marks.

(e)    To the best of Cellegy’s knowledge, neither the development, use or sale of the Licensed Product or the practice of any of the inventions included in the Patent Rights or the use of the Cellegy Marks or the use of the Know-How by Licensee as contemplated by this Agreement infringes upon any Third Party’s know-how, patent, trade mark or other intellectual property rights in the Territory.

(f)    To the best of Cellegy’s knowledge, there is no Third Party using or infringing any or all of the Patent Rights or the Cellegy Marks in derogation of the rights granted to Licensee in this Agreement.

(g)    Cellegy represents and warrants that, to the best of its knowledge, it has furnished or will furnish (in accordance with the terms of this Agreement) to Licensee all of the Know-How which Cellegy owns or possesses.

(h)    CELLEGY MAKES NO REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY PROVIDED HEREUNDER, AND CELLEGY HEREBY DISCLAIMS ALL SUCH OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, OR THE FITNESS FOR A PARTICULAR PURPOSE, OF THE LICENSED PRODUCT OR THE KNOW-HOW. EXCEPT AS MAY BE EXPRESSLY PROVIDED ELSEWHERE HEREIN, CELLEGY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT IS OR WILL BE SHOWN TO BE SAFE OR EFFECTIVE FOR ANY INDICATION. THE FOREGOING SHALL NOT REDUCE THE SCOPE OF ANY REPRESENTATION OR WARRANTY OF CELLEGY EXPRESSLY MADE TO LICENSEE HEREIN.

(i)    Cellegy will use all Commercially Reasonable and Diligent Efforts to ensure that Cellegy will provide reasonable notice to Licensee of any significant changes to the Cellegy Information supplied to Licensee or the materials or processes described in that information in relation to any Licensed Product.

3.2    Representations and Warranties of Licensee. Licensee hereby represents and warrants to Cellegy as follows:

(a)    Licensee is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda, having a branch office in the UK with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and constitutes the valid, binding and enforceable obligation of Licensee, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity.

(b)    Licensee’s Affiliates shall not conduct themselves in such a way that Licensee will be in breach of any term or condition of this Agreement.

(c)    To the best of Licensee’s knowledge, Licensee currently is in compliance in all material respects with all applicable laws and has received, or will receive where relevant, all applicable pharmaceutical product certifications and registrations from appropriate governmental entities that are necessary to perform its obligations under this Agreement. Licensee agrees that during the term of this Agreement it will comply in all material respects with all applicable laws and regulations regarding the export, sale and distribution of the Licensed Product in the Territory.

ARTICLE 4
APPROVAL AND MARKETING PLANS

4.1    Approval Plan; Marketing Plan. The overall timetable to obtain Approvals for the Licensed Product in the Major European Countries has been set forth in a written plan by Licensee which Cellegy has approved (the “Approval Plan”). In addition, Licensee has prepared and Cellegy has approved a marketing plan in connection with the promotion, marketing and distribution of the Licensed Product in the Major European Countries (the “Marketing Plan”).

ARTICLE 5
REGULATORY MATTERS; APPROVALS

5.1    Regulatory Matters; Approvals.

(a)    Licensee shall use Commercially Reasonable and Diligent Efforts, subject to this Agreement, to obtain at its sole expense all Approvals that are necessary for the sale of the Licensed Product within the Territory for the Initial Indication only, including without limitation any additional clinical trials, studies or data in addition to the Cellegy Information that may be required in order to obtain or maintain Approvals for the Licensed Product in each country in the Territory for the Initial Indication, and comply with any and all applicable statutory, administrative or regulatory requirements of the Territory or any governmental or political subdivisions thereof (collectively, "Laws") in relation to the manufacture, importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product in the Territory under this Agreement, including, without limitation, Licensed Product documentation such as Licensed Product tracking, samples, Licensed Product complaints, adverse event reporting requirements, post-marketing surveillance activities, and documentation of recalls, which documentation shall be maintained by the Licensee for the period required by the Relevant Regulatory Authorities in the Territory notwithstanding termination or expiration of this Agreement, any Licensed Product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement. Licensee shall inform Cellegy on at least a semi-annual basis (and more frequently if Cellegy so reasonably requests) about the progress of such registration work, and will promptly provide Cellegy with a copy of all presentations and documents submitted by Licensee to any Relevant Regulatory Authority with respect to the Licensed Product. Cellegy shall, upon Licensee’s written request, provide reasonable assistance to Licensee, at Licensee’s sole cost, regarding obtaining such Approvals in the Territory, including allowing Licensee reasonable access to relevant experts in relation to the Cellegy Information for the purpose of obtaining Approvals.

(b)    With respect to indications other than the Initial Indication, Licensee shall be responsible for the conduct of such clinical trials or studies as Licensee may in its discretion undertake.

(c)    Utilizing the United Kingdom Marketing Authorization for the Licensed Product Licensee will make filings that are required to seek and obtain Approvals for the Licensed Product in each other Major European Country through the M.R.P provided that the dossier used in the United Kingdom is acceptable for use in an MRP application. If the Relevant Regulatory Authority in a country other than the United Kingdom determines that such dossier is not complete or acceptable for the initiation of an M.R.P. application in such country, then the parties shall meet and attempt to agree on an appropriate course of action. If Licensee desires to not seek Approvals in one or more Major European Countries because Licensee concludes in good faith that for regulatory or marketing reasons it would not be in the parties’ best interests to pursue Approvals in such countries, it shall notify Cellegy and if Cellegy disagrees, the parties shall meet in good faith to attempt to agree whether Approvals will be sought in such country or countries. If alteration by Cellegy of the Cellegy Information after the date of this Agreement requires additional time to submit or revise regulatory filings relating to Approvals, then the time periods set forth above for making filings and obtaining Approvals shall be extended by the additional period of time required to submit or revise such filings. Licensee shall have no liability nor shall it be deemed to be in breach of this Agreement in the event that Approvals are not obtained in any or all other Major European Countries or in any other country in the Territory.

(d)    With the exception of the assignment of the Approval that Cellegy has obtained in the United Kingdom and such other materials as Cellegy in its discretion may provide to Licensee pursuant to this Agreement, Licensee shall pay all costs in connection with the filing, prosecution, meetings, communications, and review by Relevant Regulatory Authorities of Approval applications and Approvals relating to the Licensed Product in the Territory and complying with applicable laws and regulations.

5.2    Cooperation Regarding Material Events. Each Party will immediately notify the other Party of any material events relating to the Development of the Licensed Product in the Territory, including, without limitation, any material comments or concerns raised by any Relevant Regulatory Authority. To the extent either Party receives written or material oral communication from any Relevant Regulatory Authority relating to the Licensed Product in the Territory, the party receiving such communication shall notify the other parties and provide a copy of any written communication as soon as reasonably practicable.

5.3    Copies of Documents. Each Party agrees to provide to the other Party a copy of (i) any documents or reports relating to the Licensed Product that are filed with any Relevant Regulatory Authority in the Territory under this Agreement, including any Approval applications; and (ii) all data, database information and safety reports from clinical trials conducted by or on behalf of Licensee. In particular, Licensee acknowledges that Cellegy has provided to Licensee a copy of the dossier concerning the Licensed Product filed in the United Kingdom. All such documents and reports shall be centralized and held at Licensee or by a Third Party selected by Licensee and agreed to by Cellegy, provided however, that Cellegy shall be entitled to obtain and keep copies of any such documents and records but only for the uses specifically set forth in this Agreement.

5.4    Meetings With Regulatory Authorities. Licensee shall be responsible for conducting all meetings and discussions and routine telephone communications with any Relevant Regulatory Authority, related to clinical studies, Approval applications and Approvals for the Licensed Product in the Territory. Licensee will keep Cellegy apprised of all material communications with such Relevant Regulatory Authorities.

5.5    Clinical Trials. Licensee shall at its own cost be responsible for the conduct of all studies and clinical trials that may be necessary or appropriate to obtain all required Approvals (with the exception of the Approval for the United Kingdom that has been obtained) and any post-Approval Clinical Trials and for the grant of all necessary approvals and maintaining in effect all appropriate policies of insurance for clinical trials for the use of the Licensed Product in the Territory. Licensee agrees to provide such data and materials regarding any such studies or trials as Cellegy may reasonably request, and Cellegy may use such materials for its own business purposes in connection with obtaining or maintaining Approvals for the Licensed Product in other jurisdictions outside the Territory. Licensee may enter into one or more manufacturing and supply agreement(s) (or similar arrangements) with Third Party contract manufacturer(s) for such clinical supplies.

5.6    Cellegy Obligations. Promptly following entering into this Agreement Cellegy shall, to the extent it has not already done so pursuant to the Prior Agreement:

(a)    provide Licensee with a complete copy of the Cellegy Information as well as copies of clinical data, analysis and reports of Cellegy or its other licensees of the Licensed Product in other countries (to the extent in Cellegy’s possession and that Cellegy is permitted to provide such information under the terms of its agreements with such licensees, with Cellegy agreeing to use commercially reasonable efforts after the date of this Agreement to include provisions in agreements with other licensees of the Licensed Product to permit the sharing of such data, analysis and reports from licensees);

(b)    provide Licensee with any information in its possession that is reasonably likely to jeopardize or otherwise have a material adverse impact on the application, or any grant, maintenance, variation or renewal of the Approvals;

(c)     use commercially reasonable efforts to assist Licensee to enter into Licensee Supply Agreement and Technical Agreement with the Manufacturer; and

(d)    notify Licensee and promptly provide all relevant assistance and supporting documentation to Licensee and Manufacturer, where relevant, should Cellegy make any alteration to the Licensed Product, or the manufacture, or packing of the Licensed Product that requires notification to a Relevant Regulatory Authority.

5.7    Approvals.

(a)    All Approvals by any Relevant Regulatory Authority which are necessary to sell the Licensed Product within the Territory shall be issued to, owned by and held in the name of Licensee.

(b)    Licensee shall promptly provide to Cellegy, upon Cellegy's request, such evidence that Cellegy shall reasonably require, confirming that all Approvals necessary to import, store, Develop, promote, market, distribute and sell the Licensed Product in the Territory have been obtained.

(c)    Cellegy hereby acknowledges that, except as may otherwise be required by law, Licensee has no obligation to verify the Cellegy Information.

ARTICLE 6
POST- APPROVAL RESPONSIBILITIES

6.1    Responsibility. Each Party acknowledges that Licensee or the Affiliate or Sublicensee named by Licensee as the holder of the Approvals bears the ultimate responsibility vis-à-vis the Relevant Regulatory Authorities for complying with the regulatory requirements applicable to the manufacture, importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product in the Territory.

6.2    Collaboration. The Parties shall collaborate with each other and each Party agrees to provide the other Party with any reasonable assistance it may require to ensure compliance with the Approvals.

6.3    Insurance. To the extent commercially available, both Parties shall maintain in full force and effect for the term of this Agreement and for five (5) years thereafter product liability insurance and property damage insurance on its operations naming the other Party as an additional insured, with terms reasonably satisfactory to the other Party. The amount and extent of coverage of the insurance required hereunder, if any, shall be not less than a single limit liability of not less than U.S. $5 million in one claim and in the aggregate, and each Party shall furnish to the other Party copies of policies of insurance or certificates evidencing the existence and amounts of such insurance within thirty (30) days of the other Party’s request for such copies. Each Party shall provide the other Party with written notice of any cancellation of any insurance hereunder at least thirty (30) days prior to such cancellation.

ARTICLE 7
INFORMATION; DATA; PHARMACOVIGILENCE

7.1    Clinical Data. (a) All clinical data and reports related to clinical trials for the Licensed Product in the Territory shall be owned by the Party funding such clinical trial(s). Other than to a Sublicensee in connection with the transactions contemplated by this Agreement, Licensee shall not sell, disclose to or share with any Third Party, or grant any Third Party right to use, any clinical data arising owned by Licensee as a result of the preceding sentence. Each Party shall have access to, and copies of, all such data and reports related to clinical trials for the Licensed Product in the Territory, and each Party may use such data without any additional payments to the other Party. Each Party shall treat such data and reports as Confidential Information of the other Party, and neither Party shall disclose or use such data or reports for any purpose other than performing its obligations under this Agreement or as otherwise expressly authorized in writing by the other party except to the extent that data or reports are required by the voluntary or compulsory prior registration of a clinical trial, and except for such disclosures as a Party reasonably believes is required by securities or regulatory laws or regulations. If a Party itself obtains data from a clinical trial hereunder, it shall promptly transfer all of the clean, final data for such trial to Licensee or to Cellegy, as the case may be. The parties shall coordinate the transfers of any such data.

7.2    Safety Data Base. The Parties will, as soon as practical, organize a serious adverse event data base (the “SAE Data Base”). Cellegy and Licensee shall jointly own the SAE Data Base and all data contained therein, and the data from the SAE Data Base shall be made available to both Parties. Licensee shall be responsible for, and bear the costs of, data for the SAE Data Base related to the Territory. Cellegy shall be responsible for, and bear the costs of, data for the SAE Data Base related to territories outside the Territory. The provisions governing the management of such SAE Data Base shall be agreed separately by the Parties.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

7.3    Adverse Events. The Parties recognize that as the holder of the Approvals, Licensee will be required to submit information and file reports to various governmental agencies on compounds under clinical investigation, compounds proposed for marketing, or marketed drugs. The process and responsibilities for such reports will be governed by the Adverse Event Reporting Addendum separately agreed to by the Parties.

7.4    Product Complaints. Each Party will maintain a record of all non-medical and medical Licensed Product-related complaints and will notify the other Party of any complaint in a sufficient time to allow the other Party to comply with any regulatory requirements it may have with respect to such complaint. The details and responsibilities governing the management of such Licensed Product-related complaints shall be agreed separately by the Parties.

7.5    Further Development. For the avoidance of doubt, Licensee shall be free and clear to conduct further development (including conducting clinical trials), formulation work for any and all additional therapeutic and medicinal uses of the Licensed Product within the Territory and to sub-license its rights obtained hereunder within the Territory without the need for consent or any further payment or compensation due to Cellegy whatsoever. Licensee shall provide information relating to such development, work and uses as provided above.

7.6    Access and Use of Retained Information, Future Information and Personnel. At any time on or after the Agreement Date at no cost to Licensee: (i) Cellegy shall cooperate with Licensee in making Retained Information available; (ii) Cellegy shall use reasonable efforts to make available to Licensee for a minimum period of [*] certain Cellegy personnel identified separately in writing, to assist, inter alia, Licensee in relation to the MRP; and (iii) Cellegy shall furnish copies of such Retained Information for review by Licensee, to the extent practicable, at the reasonable request of Licensee. At any time on or after the Agreement Date at no cost to Cellegy, Licensee shall cooperate with Cellegy in making any information developed by or on behalf of Licensee or its licensees relating to any further development (including conducting clinical trials and any related technical or clinical data, analysis and reports), formulation work and clinical trials for any and all additional therapeutic and medicinal uses of the Licensed Product within the Territory.

ARTICLE 8
MILESTONE PAYMENTS

8.1    Milestone Payments. After the Agreement Date, Licensee shall pay Cellegy milestone payments in the particular amounts specified below (with all payments to be made in U.S. Dollars):  Licensee shall pay to Cellegy three (3) milestone payments, each milestone being

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission the amount of [*] for each Approval obtained in the first of [*] up to a maximum total amount payable of [*]. Such payments shall be due no later than [*] after achievement of the milestone.

8.2    Sales Milestones. In addition, Licensee shall pay Cellegy the following amounts, within [*] after the end of the month in which the relevant milestone is achieved:

(a)    [*]

(b)    [*]

(c)    Licensee shall provide to Cellegy sufficient information from time to time regarding Licensed Product sales to enable Cellegy to determine whether one or more of the above milestones have been satisfied.

(d)    Licensee’s obligations to pay sales milestones under this Section shall terminate and be of no further force or effect on June 30, 2007 and Licensee shall not be deemed to be in breach of this Article 8.2 if it fails to achieve such Net Sales referred to above prior to June 30, 2007.

8.3    Fee Conditions. Each and every payment made under this Article shall be independent, non-refundable, and shall not be considered an advance or credit on any royalties or other obligation received or owed

ARTICLE 9
SECURITY INTEREST IN CELLEGY PATENTS AND CELLEGY MARKS

9.1    Definitions. For purposes of this Article, the following terms shall have the following meanings:

“Obligations” means the performance in all material respects of Cellegy’s obligations to Licensee under this Agreement.

“Collateral” means the Cellegy Patents and the Cellegy Marks.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California or any other state (including without limitation Delaware) the laws of which are required to be applied in connection with the perfection of security interests.

 9.2    Security Interest. In consideration of and as security for the full and complete performance of the Obligations, Cellegy hereby grants to Licensee a security interest in the Collateral, subject to the rights of any Third Party separately identified in writing by Cellegy to Licensee before the date of this Agreement expressly referencing this Section.

9.3    Default.

(a)    If Licensee terminates this Agreement pursuant to Section 16.2 (an “Event of Default”), then Licensee shall have the rights and remedies of a secured party under the UCC. In addition to exercising any other rights or remedies that Licensee may have at law or in equity, Licensee may, at its option, and without demand first made, exercise any one or all of the following rights and remedies: (i) collect the Collateral and its proceeds; (ii) take possession of the Collateral wherever it may be found, using all reasonable means to do so, or require Cellegy to assemble the Collateral and make it available to Licensee at a place designated by Licensee which is reasonably convenient to Cellegy; (iii) proceed with the foreclosure of the security interest in the Collateral granted herein and the sale or endorsement and collection of the proceeds of the Collateral in any manner permitted by law or provided for herein; and (iv) sell, lease or otherwise dispose of the Collateral at public or private sale, with or without having the Collateral at the place of sale, subject to the notice requirement below.

(b)    No Election of Remedies. The election by Licensee of any right or remedy will not prevent Licensee from exercising any other right or remedy against Cellegy.

(c)    Sales of Collateral. Any item of Collateral may be sold for cash or other value at public or private sale or other disposition and the proceeds thereof collected by or for Licensee. Cellegy agrees to promptly execute and deliver, or promptly cause to be executed and delivered, such instruments, documents, assignments, waivers, certificates and affidavits and supply or cause to be supplied such further information and take such further action as Licensee may require in connection with any such sale or disposition. Licensee will have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Cellegy, which right or equity is hereby waived or released. If any notice of a proposed sale, lease, license or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale, lease, license or other disposition. Licensee agrees to give Cellegy thirty (30) days prior written notice of any sale, lease, license or other disposition of Collateral (or any part thereof) by Licensee.

(d)    Application of Proceeds. The proceeds of all sales and collections in respect of the Collateral, the application of which is not otherwise specifically herein provided for, will be applied as follows: (i) first, to the payment of the costs and expenses of such sale or sales and collections and the attorneys' fees and out-of-pocket expenses incurred by Licensee relating to costs of collection; (ii) second, to satisfaction of the Obligations; and (iii) third, any surplus then remaining will be paid to Cellegy.

(e)    Cooperation. Upon the occurrence of an Event of Default and foreclosure on the Collateral by Licensee, Cellegy will cooperate with Licensee and execute such instruments of assignment and transfer as Licensee may reasonably request in order to vest Licensee with ownership of the Collateral.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

ARTICLE 10
MARKETING

10.1    General Promotional Duties.  Licensee shall: (i) not make false or misleading representations to customers or other persons with regard to the Licensed Product, and (ii) subject to sub-clause (i), shall not make any representations with respect to the specifications, features or capabilities of the Licensed Product which are not consistent with the relevant Approvals.

10.2    Marketing Effort; Minimum Expenditures for Commercialization. At all times prior to June 30, 2007, Licensee agrees to exert its Commercially Reasonable and Diligent Efforts to introduce, promote and, sell the Licensed Product within the Major European Countries following receipt of Marketing Authorization in such Major European Countries and minimum satisfactory (in Licensee’s sole opinion) reimbursement price.

10.3    Minimum Sales. At all times prior to June 30, 2007, Licensee shall use Commercially Reasonable and Diligent Efforts to achieve agreed annual minimum unit sales of Licensed Product in each Major European Country and commencing in each such country upon the [*] from launch and representing [*] of the sales forecasts of the Licensed Product in each Major European Country as set forth in the Marketing Plan (“Minimum Sales”).

ARTICLE 11
MANUFACTURING; SUPPLY OF LICENSED PRODUCT

11.1    Production and Supply of Product.

(a)    During the term of this Agreement or thereafter, Cellegy reserves the right, without obligation or liability to Licensee, to manufacture, have manufactured, produce, assemble, warehouse or source the Licensed Product for sale outside of the Territory at any worldwide location, including Canada or the United States of America and locations within or outside the Territory.

(b)    Cellegy agrees to use all Commercially Reasonable and Diligent Efforts to (i) maintain its existing Cellegy Supply Agreement with the existing Manufacturer until at least March 31, 2006, (ii) cooperate with Licensee with the goal that, prior to the establishment of the Licensee Supply Agreement, Licensee may purchase Licensed Product directly from the Manufacturer, and (iii) until Licensee enters into a Licensee Supply Agreement, cooperate with Licensee to involve Licensee in discussions between Cellegy and Manufacturer concerning product pricing or other material terms of the Cellegy Supply Agreement.

11.2    Forecasts. Until such time as Licensee enters into a Licensee Supply Agreement, Licensee shall be responsible for combining (if practicable in Licensee’s sole opinion) its forecast for Licensed Product in the Territory and Cellegy’s forecast for Licensed Product outside the Territory and for delivering all combined forecasts for the Parties to the Manufacturer providing that both Cellegy and Licensee are utilizing the same Manufacturer. Should the Parties decide to utilize separate manufacturers, each Party will be responsible for providing their Manufacturer with its own forecasts. Additional details concerning relating to orders from the Manufacturer shall be mutually agreed upon and set forth on Exhibit E.

11.3    Additional Manufacturing Location. Either Cellegy or Licensee may initiate activities relating to the establishment of a Manufacturer within the Territory.

11.4    Payment. In consideration of the amendments to the Prior Agreement and the execution of this Agreement concerning the purchase by Licensee of Licensed Products, at the Agreement Date Licensee shall deliver to Cellegy the amount of [*] by electronic funds transfer to the bank account designated by Cellegy in writing. Cellegy agrees that after the Agreement Date, Licensee shall have no further obligation to pay Cellegy any amounts with respect to the purchase of Licensed Products from the Manufacturer or other manufacturers, including with respect to purchase order no. 05-1180 dated October 31, 2005.

11.5    Warranty Limitation, Disclaimer. Except as expressly set forth in this Agreement, the sole warranty, if any, given by Cellegy regarding any Licensed Product shall be that written limited warranty, if any, which shall accompany such Licensed Product or which shall otherwise be designated in writing by Cellegy as applicable to such Licensed Product, as the same may be revised by Cellegy from time to time. After the initial commercial launch of the Licensed Product, subsequent changes to the written limited warranty must be approved by Licensee, which approval shall not be unreasonably withheld. THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PRODUCT SHALL STATE THE FULL EXTENT OF CELLEGY’S LIABILITY WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WITH RESPECT TO WARRANTIES MADE TO LICENSEE, CELLEGY FURTHER DISCLAIMS ALL EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE LICENSED PRODUCT.

11.6     Recalls.

(a)    Licensee may recall any quantity of Licensed Product at any time, and Licensee will administer any such recall in the Territory.
(b)    If the Relevant Regulatory Authority requires or otherwise initiates a recall of the Licensed Product for any reason whatsoever, Licensee will immediately administer the recall.

ARTICLE 12
PATENT RIGHTS

12.1    No Ownership By Licensee. Except as provided in Article 9, Licensee shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in or to the Cellegy Patent Rights or any patent owned by or licensed to Cellegy now or hereafter covering or applicable to any Licensed Product, nor in or to any invention or improvement, owned by Cellegy, now or hereafter embodied in the Licensed Product, whether or not such invention or improvement is patentable under the laws of any country.

12.2    New Cellegy Inventions/Improvements to the Licensed Product. If Cellegy develops and commercially offers:

(a)    any improvements in terms of dosage, route of administration or formulation of the Licensed Product for the same indication; or

(b)    any improvement in terms of dosage, route of administration or formulation of any product derived from the Licensed Product for the same indication; then such improvements shall be included within the definition of Licensed Product herein at no additional costs to Licensee.

12.3    Improvements by Licensee. If, during the term of this Agreement other than where Cellegy is in material breach or if Article 9 applies in which case this article 12.3 shall not apply , Licensee or any Sublicensee invents or designs any improved Licensed Product or any associated method, apparatus, equipment or process related to or having application to the Licensed Product, or makes an improvement thereon, whether or not patented or patentable in any jurisdiction, Licensee shall make or cause a prompt and full disclosure to Cellegy of such invention, design or improvement (“Licensee Improvement”), and hereby irrevocably transfers, conveys and assigns to Cellegy all of its right, title and interest therein. Licensee shall execute such documents, render such assistance, and take such other action as Cellegy may reasonably request, at Cellegy’s expense, to apply for, register, perfect, confirm, and protect Cellegy’s rights therein. Cellegy shall have the exclusive right to apply for or register any patents or other proprietary protections with respect thereto. Such Licensee Improvements shall be licensed back from Cellegy to Licensee as, and shall be deemed part of, the Licensed Product, at no additional cost to Licensee.

ARTICLE 13
CELLEGY MARKS

13.1    Use of Cellegy Marks by Licensee. Licensee, its Affiliates and Sublicensees will have the exclusive right to use Cellegy’s Mark Rectogesic™ in the Territory in connection with the importation, storage, Development, promotion, marketing, distribution and sale of Licensed Product. In such event, Licensee and its Affiliates (and Sublicensees) shall use Cellegy’s Marks only in the form and manner prescribed by Cellegy. In no event shall Licensee use any of Cellegy’s Marks or any similar mark or term as part of its business name. Should Rectogesic™ not be registered or registerable by Cellegy in all countries of the Territory, then Cellegy may notify Licensee that another Cellegy trademark will be used; and if no such marks are registered or registerable by Cellegy in all countries of the Territory, then Licensee may propose an alternative trade mark/s for Cellegy’s approval, such approval not to be unreasonably withheld or delayed. Cellegy shall apply for and maintain such alternative trade mark at Cellegy’s sole expense and such alternate trade mark shall become a Cellegy Mark under the terms of this Agreement.  For the avoidance of doubt the Licensee shall be free to choose, use and own a different trademark to the Cellegy Marks in relation to the Licensed Product.

13.2    Acknowledgment of Ownership. Except as provided in Article 9 Licensee acknowledges that

(a)    Cellegy owns Cellegy’s Marks and all goodwill associated with or symbolized by Cellegy’s Marks;

(b)    Licensee has no ownership right in or to any of Cellegy’s Marks; and

(c)    Licensee shall acquire no ownership interest in or to any of Cellegy’s Marks by virtue of this Agreement. Licensee shall do nothing inconsistent with Cellegy's ownership of Cellegy’s Marks and related goodwill, shall not directly or indirectly contest the validity of or Cellegy’s rights in the Cellegy Marks, and agrees that all use of Cellegy’s Marks by Licensee shall inure to the benefit of Cellegy. Nothing in this Agreement shall be deemed to constitute or result in an assignment of any of Cellegy’s Marks to Licensee or the creation of any equitable or other interests therein. Licensee shall not use any of Cellegy’s Marks in any manner as a part of its business, corporate or trade name.

13.3    Marking. Licensee shall mark all advertising, promotional or other materials created by it and bearing any of Cellegy’s Marks (the “Licensee Material”) with such notices as Cellegy may reasonably require, including, but not limited to, notices that Cellegy’s Marks are trademarks of Cellegy and are being used with the permission of Cellegy.

13.4    Registration. Cellegy shall have the sole right to take such action as it deems appropriate to obtain trademark registration in the Territory for any of Cellegy’s Marks. If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall cooperate with Cellegy to effect any such registrations, and hereby does assign all of its right, title and interest in and to each such application, and any resulting registration, to Cellegy, and shall execute all papers and documents necessary to effectuate or confirm any such assignment. Licensee shall perform all reasonable and necessary acts and execute all necessary documents to affect the registration of Cellegy’s Marks as Cellegy may request, all at Cellegy's sole expense. Licensee shall not obtain or attempt to obtain in the Territory, or elsewhere, any right, title or interest, registration, or otherwise, in or to Cellegy’s Marks, or any of them. In the event that any such right, title or interest should be obtained by Licensee in contravention hereof, Licensee shall hold the same on behalf of Cellegy and shall transfer the same to Cellegy upon request and without expense to Cellegy.

13.5    Trademarks. Licensee further agrees not to use any Cellegy marks in connection with any products other than the Licensed Product. Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials. Licensee covenants and warrants that Licensee's use of Cellegy’s Marks or other trademarks, trade names, logos and designations of Cellegy on any Licensed Product, Licensed Product packaging or labels, or related materials that Licensee or its Agents prepare or use will be in accordance with Cellegy’s reasonable intellectual property policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies. Licensee agrees not to attach any additional trademarks, trade names, logos or designations to any Licensed Product except in compliance with such policies or otherwise with Cellegy’s prior written consent, which shall not be unreasonably delayed or withheld. Licensee will include on each Licensed Product that it distributes, and on all containers and storage media therefor, all trademark, copyright and other notices of proprietary rights included by Cellegy on such Licensed Product. Licensee agrees not to alter, erase, deface or overprint any such notice on anything provided by Cellegy. Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials. Licensee shall submit to Cellegy for its prior written approval (which shall not be unreasonably delayed or withheld) and before any use is made thereof, representative samples of the initial Licensed Product, packages, containers, and advertising or promotional materials bearing any of Cellegy’s Marks which Licensee or its Sublicensees prepare, but need not seek prior approval for subsequent uses of such materials that are in compliance with Cellegy’s policies. Licensee shall also submit to Cellegy for its prior written approval (which shall not be unreasonably delayed or withheld) any such materials that may not be consistent with Cellegy’s intellectual property policies in effect from time to time, and Cellegy shall use all reasonable efforts to respond promptly to give its approval or indicate the respects in which changes are required in light of Cellegy’s policies. Cellegy and Licensee shall cooperate with each other and use reasonable efforts to protect the Cellegy Marks from infringement by Third Parties.

ARTICLE 14
INFRINGEMENT; INDEMNIFICATION AND OTHER CLAIMS

14.1    Infringement of Intellectual Property Rights. In the event Cellegy or Licensee have reason to believe that a Third Party may be infringing or diluting, as the case may be, Intellectual Property Rights or misappropriating the Licensed Product, such Party shall promptly notify the other Party. Cellegy may, in its discretion, elect to enforce the Intellectual Property Rights through legal action or otherwise, and Licensee agrees to reasonably cooperate with Cellegy in such enforcement subject to reimbursement of its reasonable out-of-pocket expenses together with any reasonable attorneys fees incurred in connection therewith. In the event Cellegy elects not to enforce the Patent Rights relating to the Licensed Product within sixty (60) days after notice of the possible infringement or dilution, and Licensee can demonstrate that the potential infringement or dilution is reasonably likely to result in material lost sales of the Licensed Product within the applicable country, then Licensee may institute a lawsuit or other such actions at its expense to prevent continuation of such potential infringement or dilution, and then Licensee will retain all award, damages or compensation obtained by Licensee in such suit. Cellegy will provide reasonable cooperation with respect to any lawsuit which Licensee may bring pursuant to this Article, subject to reimbursement of its reasonable out-of-pocket expenses and reasonable attorneys fees in connection therewith. Licensee shall not enter into any settlement or compromise of any such claim without the prior written consent of Cellegy, which shall not be unreasonably delayed or withheld.

 14.2    Alleged Infringement of Third Party Intellectual Property Rights.

(a)    If a claim or lawsuit is brought against Licensee alleging infringment of any patent or infringement or dilution of any trademark owned by a Third Party arising from Licensee’s importation, storage, Development, promotion, marketing, distribution and sale of the Licensed Product or use of proprietory rights, Licensee shall provide to Cellegy all information in Licensee’s possession regarding such claim or lawsuit. Within a reasonable time after receiving notice of such claim or lawsuit, but in any event within sixty (60) days after receiving such notice, Cellegy shall advise Licensee of Cellegy’s decision as what action it plans to take to dispose of such claim or defend such lawsuit.

  (b)    If Cellegy elects not to dispose of such claim or defend such lawsuit, Licensee may defend the claim or lawsuit. Licensee shall not enter into any settlement or compromise of any such claim or lawsuit without the prior written consent of Cellegy, which shall not be unreasonably delayed or withheld. For the purpose of Licensee’s conduct of the claim or defense, Cellegy shall furnish to Licensee such reasonable assistance as Licensee may need and from time to time reasonably request.

14.3    Notice from Licensee. Licensee shall promptly notify Cellegy of any potential or actual litigation or governmental activity in the Territory relating to the Licensed Product or the business operations of Licensee or Cellegy. Licensee shall provide such notice within ten (10) days from the time that Licensee learns of such litigation or activity.

14.4    Indemnification.

(a)    Cellegy assumes all risk of loss and indemnifies and holds harmless Licensee, its Affiliates, Sublicensees and their respective directors, officers and employees from and against any and all Loss arising from or incidental to or relating to any claim, demand, lawsuit, action or proceeding (a “Claim”) arising from or relating to:

(i)    any claim or lawsuit which relates to or arises out of the alleged infringement by Licensee of any patent or trademark owned by a Third Party to the extent that the alleged infringement relates to actions covered by the Exclusive License granted to Licensee under Section 2.1 of this Agreement;

(ii)    the importation, storage, Development, promotion, marketing, distribution or sale of the Licensed Product based on action or inaction of Cellegy;

(iii)    a Product Liability Claim based on action or inaction of Cellegy; or

(iv)    any negligence or willful default of Cellegy relating to the Licensed Product or this Agreement; or any material breach by Cellegy of any representation or warranty given in this Agreement; or

(v)    any claim by a Third Party against Cellegy or Licensee that entering into this Agreement is a material breach of, or is prohibited by, any agreement between Cellegy and such Third Party.

   (b)    Any indemnification by, Cellegy pursuant to a claim made under this Section shall be subject to the following limitations:

(i)    no indemnification shall be payable unless the aggregate of all Losses for which Cellegy would be liable exceeds on a cumulative basis an amount equal to $50,000, and then in such circumstances Licensee shall be entitled to demand an indemnity for the total aggregate of all Losses;

(ii)    no indemnification shall be payable for any individual items (or series of related individual items) where the Loss relating thereto is less than $10,000, in which case such items shall not be aggregated;

(iii)    no indemnification shall be payable in excess of an aggregate amount equal to the sum of $2,000,000 and any additional payments made under Section 8.2; and

(iv)    no indemnification shall be payable to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Licensee or any of its Affiliates or Sublicensees.

(c)    Licensee assumes all risk of loss and indemnifies and holds harmless Cellegy from all Loss arising from or incidental to or relating to any claim, action or proceeding arising from or relating to:

(i)    the importation, storage, Development, promotion, marketing, distribution, or sale, of the Licensed Product based on action or inaction of Licensee, Affiliates, Sublicensees or their respective directors, officers and employees (Licensee and such other Persons sometimes referred to as “Licensee Indemnified Persons”);

(ii)    any Product Liability claim based on action or inaction of any Licensee Indemnified Person;

(iii)     any breach by any Licensee Indemnified Person of any representation or warranty given in this Agreement; any negligence or willful default of any Licensee Indemnified Person relating to the Licensed Product or this Agreement; or

(iv)    any material breach by Licensee of any representation or warranty given in this Agreement.

(d)     In order for a party (the "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party (the "Indemnifying Party") in writing (and in reasonable detail) of the Third Party Claim within 15 days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(e)    Subject to the provisions of Section 14.1 and 14.2, if a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(f)    Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved as provided in Section 18.14.

ARTICLE 15
CONFIDENTIALITY

15.1    Treatment of Confidential Information. Except as otherwise provided in this Article 15, during the term of this Agreement and for a period of five (5) years thereafter, Licensee and its Affiliates will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Cellegy or on behalf of Cellegy to Licensee and its Affiliates under this Agreement, and Cellegy will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Licensee or on behalf of Licensee to Cellegy under this Agreement. For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called “Confidential Information.” For the avoidance of doubt, Cellegy Information shall constitute Confidential Information of Cellegy.

15.2    Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, Licensee may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree in writing (a) to keep the Confidential Information confidential for the same time periods and to the same extent as Licensee is required to keep the Confidential Information confidential and (b) to use the Confidential Information only for such purposes as Licensee is entitled to use the Confidential Information. Each Party or its Affiliates or sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain Approvals; or (ii) is otherwise legally required.

15.3    Release From Restrictions. The foregoing obligations in respect of disclosure and use of Confidential Information shall not apply to any part of such Confidential Information that the non-disclosing party, or its Affiliates (all collectively referred to as the “Receiving Party”) can demonstrate by contemporaneously prepared written evidence:

(a)    is or becomes part of the public domain other than by acts of the Receiving Party in contravention of this Agreement;

(b)    is disclosed to the Receiving Party or its Affiliates or Sublicensees by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement;

(c)    prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or Sublicensees, provided such Confidential Information was not obtained, directly or indirectly, from the other party under this Agreement; or

(d)    results from research and development by persons who have not had access to the disclosures made to Receiving Party under this Agreement, including any information obtained through the testing, manufacturing regulatory approval, or distribution of the Licensed Product, or other activities undertaken in connection with this Agreement by the Receiving Party.

15.4    Confidentiality of Agreement. Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the Parties, each Party shall treat as confidential the terms, conditions and existence of this Agreement, except that each Party may disclose such terms and conditions and the existence of this Agreement to its Affiliates, sublicensees, and shareholders to the extent required by the any corporate laws, and provided, that each Party shall seek confidential treatment of the key business terms contained in this Agreement, including but not limited to all payments owed hereunder. Notwithstanding the foregoing, the Parties may make such public announcements as they determine including any required by law or applicable stock exchange requirements.

15.5    Return of Confidential Information. Upon termination of this Agreement with respect to the entire Territory, the Parties and Affiliates and sublicensees shall return all Confidential Information of the other Party, in their possession along with a certification that they no longer possess any such Confidential Information.

15.6    Previous Confidentiality Agreements. Confidential information disclosed by either Party to the other Party or its Affiliates prior to the Prior Agreement Date under any written agreement executed by Cellegy and Licensee shall be treated as Confidential Information under Section 15.1 notwithstanding expiration of such prior Confidentiality Agreement.

ARTICLE 16
TERM; TERMINATION

16.1    Term. Unless terminated sooner pursuant to this Article 16, this Agreement shall become effective as of the Agreement Date and shall continue in full force and effect without term; provided, however, that the license to the Cellegy Patent Rights shall expire with respect to a particular country upon the later of (i) the date of expiration of the last to expire of the Cellegy Patent Rights in the particular country, or (ii) if earlier, the latest date permitted by applicable law, determined on a country-by-country basis.

16.2     Termination Rights.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

16.2.1  Licensee may terminate this Agreement in whole or in part upon the occurrence of any of the following:

(a)    Cellegy becomes the subject of voluntary bankruptcy or insolvency case; or

(b)    Cellegy becomes the subject of an involuntary bankruptcy or insolvency case that is not dismissed within ninety (90) days; or

(c)    Upon or after the material breach of any provision of this Agreement by Cellegy, if such material breach is not cured (if such default is capable of cure) within thirty (30) days after written notice thereof.

16.2.2  Cellegy may terminate this Agreement:

(a)    If Licensee becomes the subject of a voluntary bankruptcy or insolvency case up until June 30, 2007; or

(b)    If Licensee becomes the subject of an involuntary bankruptcy or insolvency case that is not dismissed within ninety (90) days up until June 30, 2007 ;or

(c)    If Licensee is in breach of its payment obligations under Sections 8.1 or 11.4 and in no other circumstance and only if payment is not then made within thirty (30) days of receiving notice of such breach.

16.3    Licensee’s Right to Terminate. Licensee may terminate this Agreement; (i) immediately on written notice on health or safety grounds in relation to the Licensed Product; (ii) immediately on written notice if Approvals is not obtained, through no fault of Licensee, in all Major European Countries [*] of MRP being initiated; (iii) on [*] written notice to Cellegy should it no longer be economically viable to market the Licensed Product, based on Licensee’s reasonable opinion and determined on a country by country basis; or (iv) [*] if a claim by any Third Party that the Intellectual Property Rights infringe such Third Party’s patent, trade mark, protected know-how or other intellectual property right is made against Licensee and which either (A) prevents use of the Licensed Product in any country of the Territory for a period of [*], or (B) is not being challenged by either Party pursuant to Article 14 in relation to such country.

16.4    Cellegy’s Rights Upon Termination under Section 16.2.2 . Termination of this Agreement shall not extinguish debts and other obligations created or arising between the Parties by virtue of contracts or arrangements entered into hereunder before the effective date of termination of this Agreement (the "Termination Date"). Without limiting the generality of the foregoing, in the circumstance where Cellegy terminates in the circumstances set out in Section 16.2.2 upon and following the Termination Date:

(a)    Licensee shall be permitted to store, promote, sell and distribute such Licensed Product as well as any Licensed Product in Licensee's inventory within the Territory, subject to the provisions of paragraph (h) below and provided that Licensee shall not sell or otherwise dispose any of the Licensed Product in bulk, in any non-customary manner or otherwise circumvent its regular customers.

(b)    Licensee shall cooperate with Cellegy to allow for the orderly transfer of Approvals within the Territory to Cellegy or its designee upon request and without expense to Cellegy. Licensee shall provide Cellegy with (i) full and immediate access to and copies of all marketing and sales information and other materials pertaining to the Licensed Product, including, without limitation, customer lists, past sales history and Licensed Product pricing information, and (ii) any inventions or other materials or rights required to be assigned to Cellegy pursuant to this Agreement. Notwithstanding any other term or provision of this Agreement, effective upon the Termination Date, Licensee shall execute any documents that are necessary to transfer to Cellegy, or Cellegy’s designee, all Approvals or intellectual property which are then in the name of and/or held by Licensee and which relate to the marketing or sale of the Licensed Product (the “Relevant Documents”). In the event that full Approvals for any Licensed Product in the Territory are not completed before any transfer of operations pursuant to this Article, Licensee shall also transfer to Cellegy or Cellegy’s designee, free of any charge, the Cellegy Information and all the data submitted to the Relevant Regulatory Authorities therefor. At Cellegy’s request, Licensee shall authorize Cellegy’s nominee, without any delay, to perform all the required activities in order to obtain the transfer of such permits and registration rights. If Licensee fails to execute the Relevant Documents, it hereby appoints Cellegy as its agent and authorizes Cellegy to act on its behalf, in order to execute all Relevant Documents. Licensee, its Affiliates and Sublicensees shall terminate any use of the Cellegy Marks and shall, at Cellegy’s option, either destroy or return to Cellegy at Licensee’s cost all literature, labels, or other materials, incorporation or bearing same.

(c)    Each party shall cease to use any of the other party’s Confidential Information relating to or in connection with its continued business operations and shall promptly return or assign to the other party any and all physical, written and descriptive matter (including all reproductions and copies thereof) containing that party’s Confidential Information, provided that each party may:

(i)    provide one copy of the other party’s Confidential Information to its legal advisers to be held by them solely for the purpose of determining the scope of that party’s obligations under this clause;

(ii)   retain one copy of such of the other party’s Confidential Information that is required by the Relevant Regulatory Authorities in the Territory, to be retained by that party; and

(iii)   retain any documents confidential to it (including board papers, strategic plans and operational reviews) in which the other party’s Confidential Information is incorporated, provided that such confidential information shall continue to be treated as Confidential Information hereunder.

(d)    Upon expiration or termination for any reason, the obligations of confidentiality and use of Confidential Information under Article 15 shall survive for the period provided therein;

(e)    Upon expiration or termination for any reason, Articles 14 and 16 of this Agreement shall survive for the maximum duration permitted by law; and

(f)    Articles 5, 8 and 9 shall survive until all outstanding payment obligations and reporting obligations of Licensee and its Affiliates and Sublicensees have been fulfilled, and Sections 9.3 and 9.4 shall survive for two years following the year in which such or expiration became effective.

16.5    Licensee’s Rights upon Termination. Where Licensee terminates this Agreement in accordance with the terms hereof Licensee shall have an irrevocable fully paid up exclusive license under the Intellectual Property Rights and Retained Information and, where Licensee terminates this Agreement pursuant to the provisions of Section 16.2.1(c) above, Licensee shall have no obligation to Cellegy to make any further milestone under Section 8.1 or sales milestones under Section 8.2 or other payments or compensation of any kind that may have fallen due after the Termination Date.

ARTICLE 17
REGISTRATION OF LICENSE; LIMITATION OF LIABILITY

17.1    Registration. Licensee may, at its expense, register the exclusive license granted under this Agreement in any country of the Territory where the government of such country would require one for use, sale or distribution of the Licensed Product in such country and Cellegy shall reasonably cooperate in such registration at Licensee’s expense. Upon request by Licensee, Cellegy agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Licensee and Cellegy and reasonably submitted to it by Licensee from time to time in order to effect the foregoing registration in such country at no cost to Licensee.

17.2    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS OF THE AMOUNTS RECEIVED BY CELLEGY FROM LICENSEE HEREUNDER. THIS LIMITATION WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

ARTICLE 18
GENERAL PROVISIONS

18.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God or any other cause beyond the reasonable control of the affected party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided, however, that any failure or delay in fulfilling a term of this Agreement shall not be considered a result of a Force Majeure Event if it arises from a failure of Licensee or Cellegy to comply with applicable laws and regulations. In the event of force majeure lasting more than sixty days (60) days, the Parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances prevailing in such Country or Countries and if the Parties are unable to agree upon how the Agreement can be implemented then either Party may terminate the Agreement in relation to such country or countries upon sixty (60) days written notice.

18.2    Further Assurances. Each Party to agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement, including without limitation the registration or recordation of the rights granted hereunder.

18.3    Severability. Both Parties hereby expressly acknowledge and agree that it is the intention of neither party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

18.4    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or by an internationally recognized overnight courier, or by facsimile (and promptly confirmed by overnight courier), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by overnight courier as aforesaid shall be deemed to have been given two (2) working days after sending.

In the case of Cellegy:
Cellegy Pharmaceuticals, Inc.
1000 Marina Boulevard, Ste. 300
Brisbane, California 94080
Attention: John Chandler
Telephone No.: (650) 616-2200
Facsimile No.: (650)616-2222, and

Cellegy Pharmaceuticals, Inc.
1800 Byberry Road, Building 13
Huntingdon Valley, PA 19006-3525
Attention: Chief Financial Officer
Telephone No.: (215) 914-0900
Facsimile No.: (215) 914-0914
With a required copy to: Weintraub Genshlea Chediak 400 Capitol Mall, 11th floor Sacramento, CA 95814 Attention: Kevin Kelso, Esq. Telephone No.: (916) 558-6110 Facsimile No.: (916) 446-1611

In the case of Licensee:
Strakan International Limited
Buckholm Mill
Galashiels
TD 1 2HB, UK
Attention: Mr. Andrew McLean,
Corporate Director
Telephone No.: 44-1896-668060
Facsimile No.: 44-1896-668061

18.5    Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the written consent of the other Party such consent not to be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign this Agreement (i) in connection with the transfer or sale of all or substantially all of its business related to this Agreement; or (ii) in the event of the merger or consolidation of such Party with another corporation; or (iii) to an Affiliate. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

18.6    Amendment. The parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.

18.7    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings and representations whether written or oral including, but not limited to, the Heads of Agreement dated November 12, 2004 between the Parties and the Prior Agreement. This Agreement shall not be modified, altered or amended except by a written document signed on behalf of and delivered by both Parties.

18.8    Waiver. The failure of a party to enforce, at any time or for any period, any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.

18.9    No Implied Licenses. Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

18.10    Injunctions. The parties agree that any breach or threatened breach by one party of the confidentiality provisions contained in this Agreement may cause substantial harm to the other party that cannot be remedied by monetary damages, and therefore each party agrees that either party shall have the right to apply for equitable remedies, without bond, including injunctions and repossession of Confidential Information, to abate actual or threatened breaches of this Agreement.

18.11    Independent Contractors. The parties agree that the relationship of Cellegy and Licensee established by this Agreement is that of independent licensee and licensor. Furthermore, the parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

18.12    No Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of Cellegy and Licensee or permitted assignees, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

18.13    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, exclusive of its choice-of-law rules.

18.14    Resolution of Disputes. All disputes arising out of or related to the terms and conditions of this Agreement, or the breach thereof, will be settled as follows.

(a)    If a dispute arises under this Agreement, a representative of each party must, following whatever investigation each considers appropriate, promptly discuss the dispute.

(b)    If the dispute is not resolved as a result of the discussions in paragraph (a), either party may give written notice to the other party requesting the commencement of negotiations in good faith. The notice shall:

(i)    set out the issues in dispute and any other relevant circumstances; and

(ii)    designate a senior representative with the appropriate authority to negotiate the dispute.

(c)    Within ten (10) business days of receipt of the notice referred to in paragraph (b) the recipient shall notify the other party of a senior representative with similar authority to negotiate the dispute and specify a reasonable time and place to meet within the following fourteen business days.

(d)    The representatives must meet in accordance with the notice referred to in paragraph (b) and, using all reasonable endeavors, commence negotiations in good faith to resolve the dispute.

(e)    If the dispute is not resolved within thirty (30) days of notification under paragraph (b), then the dispute shall be settled by binding arbitration in Philadelphia, Pennsylvania, in accordance with the then existing rules of International Chamber of Commerce. In any arbitration pursuant to this Section the award shall be rendered by a single arbiter if the Parties agree to one or a majority of three (3) arbiters, one (1) of whom shall be appointed by each Party and the third of whom shall be appointed by mutual agreement of the two Party-appointed arbitrators. Either Party may initiate such an arbitration by giving written notice to the other Party of such arbitration, specifying, in reasonable detail, the dispute to be resolved thereby. The determination of the arbitrators with respect to any dispute will be conclusive and binding on the Parties, and the arbitrators will have right to award attorneys’ fees and costs, including but not limited to the costs of the arbitration, to the prevailing Party. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction in any country. The Parties agree to the exclusive jurisdiction and venue of any state or federal court located in Philadelphia, Pennsylvania for purposes of any action arising out of or relating to this Agreement that is not subject to mandatory arbitration, and agree that service of process in any such action may be made in the manner provided for in this Agreement for the delivery of notices.

(f)    Neither Party shall be prevented from applying to a court at any stage for urgent injunctive or other relief.

18.15    Headings. The Article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.16    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

18.17    Late Payment. If Licensee fails to pay to Cellegy any amount when due, Licensee agrees to pay interest on the overdue balance at the rate of the LIBOR rate (as quoted in the

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

London edition of the Financial Times and in effect from time to time) plus [*] or, if such rate exceeds the maximum rate permitted by law, the maximum rate permitted by law. Payments received from Licensee when any overdue balance exists shall be applied first against accrued interest. Licensee shall pay all collection charges and expenses, and including, but not limited to, attorneys’ fees, which are incurred by Cellegy in connection with Cellegy’s collection of any amounts under or relating to this Agreement, or otherwise in connection with the enforcement of this Agreement.

18.18    ProStrakan Group plc Guarantee. ProStrakan Group plc, of which Licensee is a wholly-owned subsidiary, hereby guarantees the performance of Licensee under this Agreement to the extent, and pursuant to the terms of, the Guarantee attached hereto as Exhibit D.

IN WITNESS HEREOF, the parties have executed this Agreement as of the Agreement Date.

STRAKAN INTERNATIONAL LIMITED	CELLEGY PHARMACEUTICALS, INC.

By:	By:

Its:	Its:

PROSTRAKAN GROUP plc, only as to Section 18.18 and the Guarantee

By

Its:

EXHIBIT A

COUNTRIES IN THE TERRITORY

TERRITORIES
1. Europe	1. Europe (continued)
Andorra	Slovak Republic
Albania	Slovenia
Austria	Spain
Belgium	Sweden
Bosnia-Herzegovina	Switzerland
Bulgaria	United Kingdom
Croatia	Republic of Yugoslavia
Cyprus
Czech Republic
Denmark
Estonia
Finland
France
Germany
Gibraltar
Greece
Hungary
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Republic of Macedonia
Malta
Monaco
Netherlands
Norway
Poland
Portugal
Romania

A

EXHIBIT B
PATENTS

“Cellegy Patents”

Cellegy Ref No		Description or Title	Country	Application No.	Filing Date	Patent or Publication No.	Issue/Pub Date	Status	Summary
C045-4510-	AT	Nitric oxide donor composition for treatment of anal disorders	Austria	95916264.5	04/10/95	AT 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	BE	Nitric oxide donor composition for treatment of anal disorders	Belgium	95916264.5	04/10/95	BE 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	CH	Nitric oxide donor composition for treatment of anal disorders	Switzerland	95916264.5	04/10/95	CH 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	DE	Nitric oxide donor composition for treatment of anal disorders	Germany	95916264.5	04/10/95	DE 0719145	9/6/00	On Appeal	German translation filed 11/9/00. National Phase of European application 95916264.5
C045-4510-	DK	Nitric oxide donor composition for treatment of anal disorders	Denmark	95916264.5	04/10/95	DK 0719145	9/6/00	On Appeal	Danish translation filed 11/00. National Phase of European application 95916264.5
C045-4510-	EP	Nitric oxide donor composition and method for treatment of anal disorders	Europe	95916264.5	04/10/95	0719145	9/6/00	On Appeal	On Appeal
C045-4510-	ES	Nitric oxide donor composition for treatment of anal disorders	Spain	95916264.5	04/10/95	ES 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

A

C045-4510-	FR	Nitric oxide donor composition for treatment of anal disorders	France	95916264.5	04/10/95	FR 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	GB	Nitric oxide donor composition for treatment of anal disorders	United Kingdom	95916264.5	04/10/95	GB 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5.
C045-4510-	GR	Nitric oxide donor composition for treatment of anal disorders	Greece	95916264.5	04/10/95	GR 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	IE	Nitric oxide donor composition for treatment of anal disorders	Ireland	95916264.5	04/10/95	IE 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	IT	Nitric oxide donor composition for treatment of anal disorders	Italy	95916264.5	04/10/95	51262BE/2000	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	LU	Nitric oxide donor composition for treatment of anal disorders	Luxembourg	95916264.5	04/10/95	LU 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	MC	Nitric oxide donor composition for treatment of anal disorders	Monaco	95916264.5	04/10/95	MC 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	NL	Nitric oxide donor composition for treatment of anal disorders	Netherlands	95916264.5	04/10/95	NL 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5
C045-4510-	PT	Nitric oxide donor composition for treatment of anal disorders	Portugal	95916264.5	04/10/95	PT 0719145	9/6/00	On Appeal	Portuguese translation filed 10/27/00. National Phase of European application 95916264.5
C045-4510-	SE	Nitric oxide donor composition for treatment of anal disorders	Sweden	95916264.5	04/10/95	SE 0719145	9/6/00	On Appeal	National Phase of European application 95916264.5

B

Microdose Cases
V003-310-	PC	Microdose Therapy	PCT	PCT/CA98/00603	06/22/98	WO 98/58633	12/30/98	National Phase	PCT claiming priority from first and second provisionals.
V003-310-	EP	Microdose Therapy	Europe	98 930577.6	06/22/98			Pending	National Phase of PCT/CA98/00603.
Allowable Claim 1 on file: The use of NO or a NO-donor selected from glyceryl trinitrate (GTN) and sodium nitroprusside in the manufacture of a medicament for the treatment of female sexual dysfunction associated with a vascular condition, wherein the medicament does not appreicably alter normal systemic vascular tone, said medicament providing a dose of NO or NO-donor that is 1/2 to about 1/20 of that required to induce vasodilation in an anatomical site lacking said vascular condition.

V003-311-	EP	Microdose Therapy	Europe	04 029432.4	12/13/04	Pub. No. 1535611	Pub. 6/1/05	Pending	DIV of the 310 EP case.
Remodeling Cases
V004-410-	PC	Methods for Remodelling Neuronal and Cardiovascular Pathways	PCT	PCT/CA99/00787	08/25/99	WO 00/12110	3/9/00	National Phase	PCT claiming priority to provisional application.
V004-410-	EP	Methods for Remodelling Neuronal and Cardiovascular Pathways	Europe	99 939874.6	08/25/99			Pending	National Phase of PCT/CA99/00787.
Pending Claim 1: The use of one or more phosphodiesterase inhibitors which lower blood pressure for the manufacture of a medicament for chronic administration in the management of sexual dysfunction by remodeling an ilio-hypogastric-pudendal arterial bed and genetalia, the medicament being adapted for administration at a dose that is from about one twentieth to about one hald the dose required to evoke vasodilation in a human patient exhibiting normal circulation.

Urogenital Disorders Cases
C081-8120-	PC	Use of Nitric Oxide donors and other agents for the treatment of urogenital disorders	PCT	PCT/US02/07026	03/06/02	WO 02/069906	9/12/02	National Phase	PCT claiming priority to provisional application.
C081-8120-	EP	Use of Nitric Oxide donors and other agents for the treatment of urogenital disorders	Europe	2723359.2	03/06/02			Pending	National Phase of PCT/US02/07026.
Allowed Claim 1 from equivalent US case: A method for relieving the vulvar pain of vulvodynia in a patient, the method comprising topically administering to the affected vulvar area of the patient a NO donor in a therapeutically effective amount, wherein the vulvar pain which is not caused by dyspareunia is relieved.

C

EXHIBIT C
CELLEGY MARKS

Name	Status	Country	Registration Date	Renewal
Rectogesic	Registered	European Union	10/25/02	9/13/10
Rectogesic	Registered	Switzerland	3/8/01	9/8/10
Rectogesic	no filing	Andorra
Rectogesic	no filing	Albania
Rectogesic	no filing	Bosnia-Herzegovina
Rectogesic	no filing	Bulgaria
Rectogesic	no filing	Croatia
Rectogesic	no filing	Gibraltar
Rectogesic	no filing	Republic of Yugoslavia
Rectogesic	no filing	Republic of Macedonia
Rectogesic	no filing	Monaco

C

EXHIBIT D
PROSTRAKAN GROUP plc GUARANTEE

ProStrakan Group plc (“Group”) hereby unconditionally guarantees and undertakes to Cellegy that Licensee will duly and punctually observe and perform all the undertakings, covenants and obligations of Licensee under this Agreement (including the payment of any damages becoming due to Cellegy as a result of any breach by Licensee of such undertakings, covenants and obligations) and under any agreements between the Parties (or any of them) which are expressly supplemental to this Agreement or which this Agreement requires to be executed (the “Obligations”) to the intent that if Licensee shall fail for whatever reason so to observe and perform any Obligations, Group shall be liable to perform the same in all respects as if Group was the party principally bound thereby in place of Licensee on demand from Cellegy.

D

EXHIBIT E

FLOW DIAGRAM SHOWING

ORDERING AND COMMUNICATION PATHWAYS